Exhibit 4.1

AMENDMENT NO. 2 TO

THE SEVENTH AMENDED AND RESTATED

DECLARATION OF TRUST

AND TRUST AGREEMENT

This AMENDMENT NO. 2 (THE “AMENDMENT”) TO THE SEVENTH AMENDED AND RESTATED DECLARATION OF TRUST AND TRUST AGREEMENT of GRAYSCALE BITCOIN TRUST (BTC) (the “Trust”) is made and entered into as of May 7, 2024, by and among GRAYSCALE INVESTMENTS, LLC, a Delaware limited liability company, CSC DELAWARE TRUST COMPANY (formerly Delaware Trust Company), a Delaware corporation, as trustee, and the SHAREHOLDERS from time to time hereunder.

* * *

RECITALS

WHEREAS, the Sponsor and the Trustee entered into the Seventh Amended and Restated Declaration of Trust and Trust Agreement dated as of March 15, 2024, as amended by Amendment No. 1 dated as of March 15, 2024 (the “Trust Agreement”);

WHEREAS, Section 10.1 of the Trust Agreement provides that the Sponsor and the Trustee may amend the Trust Agreement without the consent of the Shareholders, subject to certain exceptions;

WHEREAS, the Sponsor and the Trustee wish to amend the Trust Agreement pursuant to Section 10.1 thereof, in order to make certain clarifying amendments to the calculation of NAV to align such calculation with the actual net assets of the Trust, by reflecting a reduction in the net assets of the Trust resulting from declared in-kind dividends where the Trust has an obligation to make a distribution to its Shareholders. Such amendment will be effective immediately as of the date hereof.

NOW, THEREFORE, pursuant to Section 10.1 of the Trust Agreement, the Trustee and the Sponsor hereby amend the Trust Agreement as set forth below.

ARTICLE I

AMENDMENTS

SECTION 1.1 Amendments.

The Trust Agreement is hereby amended as follows:

(a) Section 8.4 of the Trust Agreement is amended as follows (with ~~strike through~~ representing deletions and underlining and bold representing additions):

SECTION 8.4 Calculation of NAV.

The Sponsor or its delegate shall calculate and publish the Trust’s NAV on each Business Day as of 4:00 p.m., New York time, or as soon as practicable thereafter. In order to calculate the NAV, the Sponsor shall:

1.
Determine the Index Price as of such Business Day;
2.
Multiply the Index Price by the Trust’s aggregate number of Bitcoins owned by the Trust as of 4:00 p.m., New York time, on the immediately preceding day, less the aggregate number of Bitcoins payable as the accrued and unpaid Sponsor’s Fee as of 4:00 p.m., New York time, on the immediately preceding day;
3.
Add the U.S. Dollar value of Bitcoins, calculated using the Index Price, receivable under pending Creation Orders, if any, determined by multiplying the number of the Creation Baskets represented by such Creation Orders by the Basket Amount and then multiplying such product by the Index Price;
4.
Subtract the U.S. Dollar amount of accrued and unpaid Additional Trust Expenses, if any;
5.
Subtract the U.S. Dollar value of the Bitcoins, calculated using the Index Price, which are either (i) to be distributed under pending Redemption Orders, if any, determined by multiplying the number of Redemption Baskets represented by such Redemption Orders by the Basket Amount and then multiplying such product by the Index Price, or (ii) to be distributed to Shareholders pursuant to a binding obligation of the Trust following the declaration of an in-kind dividend (including through interests in any liquidating trust or other vehicle formed to hold such Bitcoins) (the amount derived from steps 1 through 5 above, the “NAV Fee Basis Amount”); and
6.
Subtract the U.S. Dollar amount of the Sponsor’s Fee that accrues for such Business Day, as calculated based on the NAV Fee Basis Amount for such Business Day.

Notwithstanding the foregoing, (i) in the event that the Sponsor determines that the methodology used to determine the Index Price is not an appropriate basis for valuation of the Trust’s Bitcoins, the Sponsor shall use an alternative methodology as set forth in the Trust’s filings with the SEC and (ii) in the event that the Trust holds any Incidental Rights and/or IR Virtual Currency, the Sponsor may, at its discretion, include the value of such Incidental Rights and/or IR Virtual Currency in the determination of the Trust’s NAV, provided that the Sponsor has determined in good faith a method for assigning an objective value to such Incidental Rights and/or IR Virtual Currency.

ARTICLE II

MISCELLANEOUS

SECTION 2.1 Governing Law.

The validity and construction of this Amendment shall be governed by the laws of the State of Delaware, and the rights of all parties hereto and the effect of every provision hereof shall be subject to and construed according to the laws of the State of Delaware without regard to the conflict of laws provisions thereof.

SECTION 2.2 Provisions In Conflict With Law or Regulations.

a.
The provisions of this Amendment are severable, and if the Sponsor shall determine, with the advice of counsel, that any one or more of such provisions (the “Conflicting Provisions”) are in conflict with the Code, the Delaware Trust Statute, the Securities Act, if applicable, or other applicable U.S. federal or state laws or the rules and regulations of any Secondary Market, the Conflicting Provisions shall be deemed never to have constituted a part of this Amendment, even without any amendment of this Amendment pursuant to this Amendment; provided, however, that such determination by the Sponsor shall not affect or impair any of the remaining provisions of this Amendment or the Trust Agreement, or render invalid or improper any action taken or omitted prior to such determination. No Sponsor or Trustee shall be liable for making or failing to make such a determination.
b.
If any provision of this Amendment shall be held invalid or unenforceable in any jurisdiction, such holding shall not in any manner affect or render invalid or unenforceable such provision in any other jurisdiction or any other provision of this Amendment in any jurisdiction.

SECTION 2.3 Construction.

In this Amendment, unless the context otherwise requires, words used in the singular or in the plural include both the plural and singular and words denoting any gender include all genders. The title and headings of different parts are inserted for convenience and shall not affect the meaning, construction or effect of this Amendment.

SECTION 2.4 Counterparts; Electronic Signatures.

This Amendment may be executed in one or more counterparts (including those by facsimile or other electronic means), all of which shall constitute one and the same instrument binding on all of the parties hereto, notwithstanding that all parties are not signatory to the original or the same counterpart. This Amendment, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, shall be treated in all manner and respects as an original agreement and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

SECTION 2.5 Defined Terms.

For purposes of this Amendment, any capitalized terms used and not defined herein shall have the same respective meanings as assigned to them in the Trust Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have duly executed this Amendment No. 2 to the Seventh Amended and Restated Declaration of Trust and Trust Agreement as of the day and year first above written.

CSC DELAWARE TRUST COMPANY,
as Trustee

By:	/s/ Gregory Daniels
Name: Gregory Daniels
Title: Vice President

GRAYSCALE INVESTMENTS, LLC,
as Sponsor

By:	/s/ Michael Sonnenshein
Name: Michael Sonnenshein
Title: Chief Executive Officer